EXHIBIT 21.01

                               147
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                 SUBSIDIARIES OF THE REGISTRANT

                          CORPORATIONS

            NAME                   STATE OF     PARENT COMPANY
                                INCORPORATION

Rio Development Company, Inc.       Nevada      Rio Hotel & Casino, Inc.

Rio Resort Properties, Inc.         Nevada      Rio Hotel & Casino, Inc.

Rio Properties, Inc.                Nevada      Rio Hotel & Casino, Inc.

Cinderlane, Inc.                    Nevada      Rio Properties, Inc.

Rio Leasing, Inc.                   Nevada      Rio Hotel & Casino, Inc.

HLG, Inc.                           Nevada      Rio Hotel & Casino, Inc.

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